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Exhibit 99.3

Report of independent registered public accounting firm

To the Board of Directors and
Stockholders of Mac-Gray Corporation:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Mac-Gray Corporation and its subsidiaries at December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 6, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of the accounting guidance of Statement of Financial Accounting Standards No. 142 effective on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 25, 2005,
except for Note 14, as to which the date is July 29, 2005

Mac-Gray Corporation consolidated balance sheets

(in thousands, except share data)	December 31, 2003	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$5,296	$6,491
Trade receivables, net of allowance for doubtful accounts	9,067	8,437
Inventory of finished goods	4,858	5,099
Deferred income taxes	2,608	2,785
Prepaid expenses, facilities management rent and other current assets	7,858	7,457

Total current assets	29,687	30,269
Property, plant and equipment, net	76,621	89,776
Goodwill	37,941	37,941
Intangible assets, net	7,348	33,950
Prepaid expenses, facilities management rent and other assets	10,408	10,394

Total assets	$162,005	$202,330

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$2,984	$5,161
Current portion of capital lease obligations	635	942
Trade accounts payable	5,568	10,078
Accrued facilities management rent	8,380	10,685
Accrued expenses	5,868	5,337
Deferred revenues and deposits	1,005	803

Total current liabilities	24,440	33,006
Long-term debt	46,000	65,702
Long-term capital lease obligations	1,254	1,523
Deferred income taxes	20,720	25,464
Deferred retirement obligation	437	333
Other liabilities	425	366
Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,449,354 issued and 12,579,494 outstanding at December 31, 2003, and 13,443,754 issued and 12,782,089 outstanding at December 31, 2004)	134	134
Additional paid in capital	68,561	68,568
Accumulated other comprehensive (loss) income	(372)	822
Retained earnings	9,439	13,283

	77,762	82,807
Less common stock in treasury, at cost (869,860 shares at December 31, 2003 and 661,665 shares at December 31, 2004)	(9,033)	(6,871)

Total stockholders' equity	68,729	75,936

Total liabilities and stockholders' equity	$162,005	$202,330

The accompanying notes are an integral part of these consolidated financial statements.

Mac-Gray Corporation consolidated income statements

	Years Ended December 31,
(in thousands, except share data)	2002	2003	2004

Revenue:
Facilities management revenue	$109,627	$109,949	$140,480
Product sales	40,741	39,707	42,214

Total revenue	150,368	149,656	182,694

Cost of revenue:
Cost of facilities management revenue	73,961	73,409	94,459
Depreciation and amortization	16,501	16,723	20,747
Cost of product sales	27,494	28,217	29,874

Total cost of revenue	117,956	118,349	145,080

Gross margin	32,412	31,307	37,614

Operating expenses:
General and administration	9,359	9,519	11,078
Sales and marketing	11,125	11,341	13,005
Depreciation and amortization	1,197	1,100	1,047
Gain on sale of assets, net	(192)	(145)	(1,208)
Loss on early extinguishment of debt	—	381	183

Total operating expenses	21,489	22,196	24,105

Income from operations	10,923	9,111	13,509
Interest expense, net	(4,578)	(2,807)	(4,312)
Other income (expense), net	(4)	—	—
Gain on sale of lease receivables	—	836	—

Income before provision for income taxes and effect of change in accounting principle	6,341	7,140	9,197
Provision for income taxes	(2,567)	(3,036)	(3,934)

Net income before effect of change in accounting principle	3,774	4,104	5,263
Effect of change in accounting principle—net of taxes (Note 6)	(906)	—	—

Net income	$2,868	$4,104	$5,263

Net income per common share before effect of change in accounting principle—basic	$0.30	$0.32	$0.41

Net income per common share before effect of change in accounting principle—diluted	$0.30	$0.32	$0.40

Net income per common share—basic	$0.23	$0.32	$0.41

Net income per common share—diluted	$0.23	$0.32	$0.40

Weighted average common shares outstanding—basic	12,661	12,635	12,702

Weighted average common shares outstanding—diluted	12,664	12,741	13,028

The accompanying notes are an integral part of these consolidated financial statements.

Mac-Gray Corporation consolidated statements of stockholders' equity

	Common stock						Treasury Stock
			Additional Paid in Capital	Accumulated Other Comprehensive Loss
(in thousands, except share data)	Number of shares	Value			Comprehensive Income	Retained Earnings	Number of shares	Cost	Total

Balance, December 31, 2001	13,443,754	$134	$68,540	$(1,911)		$3,158	794,436	$(9,347)	$60,574
Net income	—	—	—	—	$2,868	2,868	—	—	2,868
Other comprehensive income:
Unrealized gain on derivative instruments and reclassification adjustment, net of tax of $125 (Note 11)	—	—	—	188	188	—	—	—	188

Comprehensive income	—	—	—	—	$3,056	—	—	—	—

Stock issuance—Employee Stock Purchase Plan	—	—	—	—		(130)	(14,141)	167	37
Repurchase of common stock							3,800	(12)	(12)
Stock granted	—	—	—	—		(91)	(10,561)	124	33

Balance, December 31, 2002	13,443,754	134	68,540	(1,723)		5,805	773,534	(9,068)	63,688
Net income	—	—	—	—	$4,104	4,104	—	—	4,104
Other comprehensive income:
Unrealized gain on derivative instruments and reclassification adjustment, net of tax of $901 (Note 11)	—	—	—	1,351	1,351	—	—	—	1,351

Comprehensive income	—	—	—	—	$5,455	—	—	—	—

Stock issuance—Employee Stock Purchase Plan	—	—	—	—		(212)	(24,079)	278	66
Repurchase of common stock	—	—	—	—		—	155,500	(622)	(622)
Options exercised	5,600	—	21	—		(154)	(22,000)	230	97
Stock granted	—	—	—	—		(104)	(13,095)	149	45

Balance, December 31, 2003	13,449,354	134	68,561	(372)		9,439	869,860	(9,033)	68,729
Net income	—	—	—	—	$5,263	5,263	—	—	5,263
Other comprehensive income:
Unrealized gain on derivative instruments and reclassification adjustment, net of tax of $796 (Note 11)	—	—	—	1,194	1,194	—	—	—	1,194

Comprehensive income	—	—	—	—	$6,457	—	—	—	—

Options exercised	2,000	—	7			(1,164)	(170,833)	1,775	618
Retirement of treasury stock	(7,600)					(79)	(7,600)	79	—
Stock issuance—Employee Stock Purchase Plan	—	—	—	—		(152)	(23,855)	247	95
Stock granted	—	—	—	—		(24)	(5,907)	61	37

Balance, December 31, 2004	13,443,754	$134	$68,568	$822		$13,283	661,665	$(6,871)	$75,936

The accompanying notes are an integral part of these consolidated financial statements.

Mac-Gray Corporation
Consolidated statements of cash flows

	Years ended December 31,
(in thousands)	2002	2003	2004

Cash flows from operating activities:
Net income	$2,868	$4,104	$5,263
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	17,698	17,823	21,794
Effect of change in accounting principle	906	—	—
Loss on early extinguishment of debt	—	381	183
(Decrease) increase in allowance for doubtful accounts and lease reserves	(167)	85	(553)
Gain on sale of assets	(192)	(485)	(1,208)
Deferred income taxes	2,493	1,098	4,018
Director stock grant	33	45	37
Non-cash interest expense	828	648	1,368
Decrease (increase)in accounts receivable	226	(1,482)	821
Decrease (increase) in inventory	(1,629)	1,328	563
(Increase) decrease in prepaid expenses, facilities management rent and other assets	2,259	974	(712)
Increase in accounts payable, accrued facilities management rent and accrued expenses	2,207	234	5,736
Decrease in deferred revenues and customer deposits	(695)	(273)	(202)

Net cash flows provided by operating activities	26,835	24,480	37,108

Cash flows from investing activities:
Capital expenditures	(13,334)	(15,372)	(17,826)
Payments for acquisitions	—	(1,030)	(41,454)
Proceeds from sale of lease receivables	—	3,284	—
Proceeds from sale of property and equipment	898	316	2,179

Net cash flows used in investing activities	(12,436)	(12,802)	(57,101)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(1,363)	(1,630)	(1,396)
Borrowings on term credit facility and mortgage note payable	—	20,000	22,071
Payments on term credit facility and mortgage note payable	—	(3,071)	(5,120)
Payments on 2000 Senior Secured Credit Facility, net	(13,050)	(54,500)	—
Borrowings on revolving credit facility, net	—	31,765	5,217
Payments for repurchase of common stock	(12)	(622)	—
Financing costs	(220)	(466)	(297)
Payments for termination of derivitive instruments	—	(3,037)	—
Proceeds from issuance of common stock	37	66	95
Proceeds from exercise of stock options	—	97	618

Net cash flows (used in) provided by financing activities	(14,608)	(11,398)	21,188

(Decrease) increase in cash and cash equivalents	(209)	280	1,195
Cash and cash equivalents, beginning of period	5,225	5,016	5,296

Cash and cash equivalents, end of period	$5,016	$5,296	$6,491

Supplemental cash flow information:
Interest paid	$4,730	$3,132	$3,641
Income taxes paid	$393	$319	$646

Supplemental disclosure of non-cash investing activities: During the years ended December 31, 2002, 2003 and 2004, the Company acquired various vehicles under capital lease agreements totaling $915, $1,380 and $1,579, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Mac-Gray Corporation
Notes to consolidated financial statements
(in thousands, except per share data)

1. Description of the business and basis of presentation

Description of the Business.    Mac-Gray Corporation ("Mac-Gray" or the "Company") generates the majority of its revenue from card/coin-operated laundry rooms located in the Northeastern, Southeastern and Midwestern United States. A portion of its revenue is also derived from the sale and lease of the Company's MicroFridge® product lines. The Company's principal customer base is the multi-unit housing market, which includes apartments, condominium units, colleges and universities, and military bases. The Company also sells, services and leases commercial laundry equipment to commercial laundromats, multi-unit housing properties and institutions. The Company also generates revenue from card/coin-operated reprographics equipment located in university and municipal libraries, and other buildings. The majority of the Company's purchases of laundry equipment is from one supplier.

Basis of Presentation.    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Significant accounting policies

Cash and Cash Equivalents.    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. On occasion the Company has excess cash available for a short period of time; when this occurs, the Company invests such excess cash in repurchase agreements and other highly liquid short-term investments. Accordingly, the investments are subject to minimal credit and market risk. The Company has cash investments with financial institutions in excess of the $100 insured limit of the Federal Deposit Insurance Corporation. Included in cash and cash equivalents is an estimate of cash not yet collected which remains at laundry and reprographics customer locations. At December 31, 2003 and 2004, this estimate was $3,621 and $4,549, respectively.

Revenue Recognition.    The Company recognizes facilities management revenue on the accrual basis. Rental revenue is recognized ratably over the related contractual period, which is generally less than one year. The Company recognizes revenue from product sales upon shipment of the products, unless otherwise specified. Shipping and handling fees charged to customers are recognized upon shipment of the products and are included in revenue with the related cost included in cost of sales. All installation and repair services are provided on an occurrence basis, not on a contractual basis. Related revenue is recognized at the time the installation service, or other service, is provided to the customer.

The Company has entered into long-term lease transactions that meet the qualifications of a sales-type lease for certain equipment. For these transactions, the amount of revenue recognized upon product shipment is the present value of the minimum lease payments, excluding executory costs and excluding profits on executory costs, discounted at the interest rate implicit in the lease. Interest revenue is recognized over the life of the rental agreement. At December 31, 2003 and 2004 the Company had $6,553 and $4,276, respectively, in receivables related to sales-type leases. These receivables have been recorded net of unearned interest income of $667 and $359 at December 31, 2003 and 2004. These receivables are primarily due ratably over the next six years and have been classified as other current assets and other long-term assets, as appropriate, in the consolidated balance sheet. The related reserve for lease receivables at December 31, 2003 and 2004 was $542 and $152, respectively. The Company has not entered into any significant sales-type leases since 2001. In September of 2003, the Company received $3,284 for the sale of certain lease receivables resulting in a gain of $836.

Allowance for Doubtful Accounts.    On a regular basis, the Company reviews the adequacy of its provision for doubtful accounts for trade accounts receivable and lease receivables based on historical collection results and current economic conditions using factors based on the aging of its trade accounts and lease receivables. In addition, the Company estimates specific additional allowances based on indications that a specific customer may be experiencing financial difficulties. The Company maintains an allowance for doubtful trade accounts receivable of $393 and $230 at December 31, 2003 and 2004, respectively.

Concentration of Credit Risk.    Financial instruments which potentially expose the Company to concentration of credit risk include trade and lease receivables generated by the Company as a result of the selling and leasing of laundry equipment and MicroFridge® products. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral. No individual customer accounted for more than 10% of revenues or accounts receivable for any period presented.

Fair Value of Financial Instruments.    For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 2003 and 2004, based upon terms currently available to the Company in financial markets. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counter party.

Inventories.    Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market, and consist primarily of finished goods.

Provision for Inventory Reserves.    On a regular basis, the Company reviews the adequacy of its reserve for inventory obsolescence based on historical experience, product knowledge and frequency of shipments.

Prepaid Facilities Management Rent.    Prepaid facilities management rent consists of cash advances paid to property owners and managers under laundry service contracts. The prepaid amount is amortized ratably over the life of the contract.

Property, Plant and Equipment.    Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized. Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation or amortization are removed from the accounts, with the resulting gain or loss reflected in income.

Facilities Management Equipment—Not Yet Placed in Service.    These assets represent laundry machines that management estimates will be installed in facilities management laundry rooms over the next twelve months and have not been purchased for commercial sale. These assets are grouped in Property, Plant and Equipment.

Advertising Costs.    Advertising costs are expensed as incurred. These costs were $878, $1,101 and $1,251 for the years ended December 31, 2002, 2003 and 2004, respectively.

Goodwill and Intangible Assets.    Intangible assets primarily consist of various non-compete agreements, customer lists, goodwill and contract rights recorded in connection with acquisitions. The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from two to five years. Customer lists are amortized using the straight-line method over fifteen years. Contract rights are amortized using the straight-line method over fifteen or twenty years. The life assigned to acquired contracts is based on several factors, including: the seller's renewal rate of the contract portfolio for the most recent years prior to the acquisition, the number of years the average contract has been in the seller's contract portfolio, the overall level of customer satisfaction within the contract portfolio and the ability of the Company to maintain or exceed the level of customer satisfaction maintained by the seller prior to the acquisition by the Company. The Company is accounting for acquired contract rights on a pool-basis based on the fact that, in general, no single contract accounts for more than 1.5% of the revenue of any acquired portfolio and the fact that few of the contracts are predicted to be terminated, either prior to or at the end of the contract term. In accordance with the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") (see note 6), the Company stopped amortizing goodwill on January 1, 2002.

Impairment of Long-Lived Assets.    The Company reviews long-lived assets, including fixed assets and intangible assets with definitive lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. The Company's annual impairment test for contract rights assigned a 15-year amortization period consists of comparing the current number of machines under contract and the current cash flow of all the Company's contracts in the market where the portfolios were acquired to the original number of machines acquired and the cash flow as predicted by the Company at the time of the acquisition. For those contract rights assigned a 20-year amortization period, the Company's annual impairment test consists primarily of identifying the accumulated retention rate of the specific contract portfolio in order to assess the appropriateness of the net book value of the related contract rights. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

In accordance with FAS 142, the Company tests its goodwill annually for impairment. The goodwill impairment review consists of a two-step process of first determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. Fair values of the reporting units were determined based on estimates of comparable market price or discounted future cash flows. If this fair value exceeds the carrying value, no further analysis or goodwill impairment charge is required. If the fair value of the reporting unit is less than the carrying value of the net assets, the implied fair value of the reporting unit is allocated to all the underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written-down to its fair value.

Income Taxes.    The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the provisions of FAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes are provided for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

Stock Compensation.    The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company uses the disclosure requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Under APB No. 25, the Company does not recognize compensation expense on stock options granted to employees, because the exercise price of each option is equal to the market price of the underlying stock on the date of the grant.

If the company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

	Year Ended December 31,
	2002	2003	2004

Net income, as reported	$2,868	$4,104	$5,263
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(244)	(377)	(241)

Pro forma net income	$2,624	$3,727	$5,022

Earnings per share:
Basic, as reported	$0.23	$0.32	$0.41

Basic, pro forma	$0.21	$0.29	$0.40

Diluted, as reported	$0.23	$0.32	$0.40

Diluted, pro forma	$0.21	$0.29	$0.39

The fair value of the Company's options was estimated as of the date of grant using a Black-Scholes option pricing model with the following components:

	December 31,
	2002	2003	2004

Fair value of options granted at grant date	$1.85	$2.42	$2.48
Risk free interest rate	2.5%-4.9%	3.74%	3.03%
Expected option term—employees	7 years	7 years	7 years
Expected option term—independent directors	3 years	3 years	3 years
Expected volatility	52%	41%	36%

Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share.    The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 requires the presentation of basic earnings per share ("EPS") and diluted earnings per share. Basic EPS includes no dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share has been calculated using the treasury stock method.

Other Comprehensive Income.    The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). This statement requires disclosure of comprehensive income and its components in interim and annual reports. Comprehensive income includes all changes in stockholders' equity during a period except those resulting from investments by stockholders and distributions to stockholders.

Financial Instruments.    The Company accounts for derivative instruments in accordance with the provisions of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), and Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB No. 133" ("FAS 138"). These statements require the Company to recognize derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the intended use of the derivative. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has designated its interest rate swap agreements as cash flow hedges. Accordingly, the change in fair value of the agreements are recognized in other comprehensive income and the ineffective portion of the change is recognized in earnings immediately.

Product Warranties.    The Company offers limited-duration warranties on MicroFridge® products and, at the time of sale, provides reserves for all estimated warranty costs based upon historical experience. Actual costs have not exceeded the Company's estimates.

The activity for the year ended December 31, 2004 is as follows:

Accrued Warranty

Balance, December 31, 2002	$165
Accruals for warranties issued	238
Settlements made (in cash or in kind)	(153)

Balance, December 31, 2003	250
Accruals for warranties issued	383
Settlements made (in cash or in kind)	(365)

Balance, December 31, 2004	$268

New Accounting Pronouncements.    In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46, as revised in December 2003, must be applied at the end of periods ending after March 15, 2004, and is effective immediately for all new variable interest entities created or acquired after January 31, 2003. The adoption of the revised FIN 46 by the Company did not have any impact on its results of operations or financial position, as at this time the Company does not have a controlling interest in any variable interest entities. The Company will apply the consolidation requirement of FIN 46 in future periods if it should own any interest in any variable interest entity.

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43 Chapter 4" ("SFAS 151"). SFAS 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS 151 requires that items such as idle facility expense, excessive spoilage, double freight and rehandling be recognized as current-period charges rather than being included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. The Company is currently completing its evaluation of the adoption of SFAS 151 and the impact, if any, that this statement will have on its results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"). SFAS 123R is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and amends FASB Statement No. 95 "Statement of Cash

Flows." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R is applicable for all interim and fiscal periods beginning after June 15, 2005. Early adoption is permitted. The Company is currently completing its evaluation of the adoption of SFAS 123R and the impact that this statement will have on its results of operations.

Reclassifications.    Certain amounts from prior years have been reclassified to conform to current year presentation.

3. Prepaid expenses, facilities management rent and other current assets

Prepaid expenses, facilities management rent and other current assets consist of the following:

	December 31,
	2003	2004

Prepaid facilities managment rent	$1,718	$1,906
Prepaid supplies	1,959	1,892
Leases receivable	2,521	1,884
Prepaid insurance	836	972
Other	824	803

	$7,858	$7,457

4. Prepaid expenses, facilities management rent and other assets

Prepaid expenses, facilities management rent and other assets consist of the following:

	December 31,
	2003	2004

Prepaid facilities managment rent	$5,192	$6,514
Leases receivable	3,272	2,048
Notes receivable	1,045	635
Derivative instruments	566	940
Other	333	257

	$10,408	$10,394

5. Property, plant and equipment

Property, plant and equipment consist of the following:

		December 31
	Estimated Useful Life
		2003	2004

Facilities management equipment	10 years	$138,955	$165,456
Rental equipment	7 years	4,221	2,243
Facilities management improvements	7-10 years	8,786	9,938
Buildings and improvements	15-39 years	2,652	2,658
Furniture, fixtures and computer equipment	2-7 years	8,860	9,466
Trucks and autos	3-5 years	5,432	5,917
Tooling costs	3 years	340	394
Land and improvements	—	221	221

		169,467	196,293
Less: accumulated depreciation		94,324	108,603

		75,143	87,690
Facilities management equipment, not yet placed in service		1,478	2,086

Property, plant and equipment, net		$76,621	$89,776

Depreciation of property, plant and equipment totaled $16,212, $16,466 and $19,254 for the years ended December 31, 2002, 2003 and 2004, respectively.

At December 31, 2003 and 2004, trucks and autos included $5,085 and $5,794, respectively, of equipment under capital lease with an accumulated amortization balance of $3,197 and $3,328, respectively.

6. Goodwill and intangible assets

On January 1, 2002, the Company adopted the provisions of FAS 142. FAS 142 requires an initial impairment assessment upon adoption on January 1, 2002, as well as an annual assessment thereafter. The Company engaged an independent third-party business appraisal firm to assist in this process. After their review of information provided by the Company and obtained from public sources, the outside firm performed a fair market valuation of the Company's Laundry and Reprographics, and MicroFridge® segments. These segments represent the Company's reporting units under FAS 142. Upon the completion of this evaluation it was determined that the fair value of the Laundry and MicroFridge® reporting units exceeded their book value, therefore no impairment of goodwill occurred in these reporting units. However, due to the continued decline in the performance of the reprographics reporting unit as a result of expanding use of the Internet in college and public libraries, and access to free laser printers, the book value of the reprographics reporting unit exceeded the fair value, resulting in a non-cash write-off of the remaining book value of the reporting unit's goodwill in the period ended March 31, 2002, of $906, or $0.07 per share. In accordance with FAS 142, this has been recorded as the effect of a change in accounting principle.

Goodwill, which will not be further amortized, and intangible assets to be amortized consist of the following:

	As of December 31, 2003
	Cost	Accumulated Amortization	Net Book Value

Goodwill:
Laundry	$37,718		$37,718
MicroFridge®	223		223

	$37,941		$37,941

Intangible assets:
Laundry and reprographics:
Non-compete agreements	$4,532	$3,812	$720
Contract rights	9,832	4,652	5,180
MicroFridge®:
Customer lists	1,451	538	913
Deferred financing costs	921	386	535

	$16,736	$9,388	$7,348

	As of December 31, 2004
	Cost	Accumulated Amortization	Net Book Value

Goodwill:
Laundry and reprographics	$37,718		$37,718
MicroFridge®	223		223

	$37,941		$37,941

Intangible assets:
Laundry and reprographics:
Non-compete agreements	$4,580	$4,018	$562
Contract rights	38,807	6,661	32,146
MicroFridge®:
Customer lists	1,451	637	814
Deferred financing costs	1,029	601	428

	$45,867	$11,917	$33,950

Estimated future amortization expense of intangible assets consists of the following:

2005	$2,508
2006	2,440
2007	2,297
2008	2,286
2009	2,270
Thereafter	22,149

$33,950

Amortization expense associated with the above intangible assets amounted to $1,486, $1,357 and $2,540 for the years ended December 31, 2002, 2003 and 2004, respectively.

7. Accrued expenses

Accrued expenses consist of the following:

	December 31,
	2003	2004

Accrued interest	$—	$135
Accrued salaries/benefits	680	80
Accrued commission/bonuses	1,318	1,605
Accrued warranty	250	268
Deferred service revenue	333	203
Deferred smart card revenue	747	813
Current portion of deferred retirement obligation	104	104
Accrued professional fees	241	257
Accrued personal property taxes	140	515
Accrued income taxes	1,160	416
Accrued sales tax	308	289
Accrued insurance	342	503
Other accrued expenses	245	149

	$5,868	$5,337

8. Deferred retirement obligation

The deferred retirement obligation at December 31, 2003 and 2004 relates to payments due to a former shareholder of the Company in connection with a retirement agreement, which provides for annual payments of $104 until the death of the former shareholder. The liability has been estimated based upon the life expectancy of the former shareholder utilizing actuarial tables.

9. Acquisitions

On January 16, 2004, the Company acquired substantially all the assets of the eastern region of Web Service Company, Inc. In addition, the Company sold certain of its laundry facilities management assets in several western states for approximately $2,000 to Web Service Company, Inc. In accordance with SFAS No. 141, "Business Combinations", the disposal of certain of our laundry facilities management assets and related contracts in western states was recognized at fair value, the difference between the fair value and the Company's cost recognized as a gain and the fair value of the assets transferred to the seller is included in the acquisition costs. This sale resulted in a gain of approximately $1,218. The acquisition has been reflected in the accompanying condensed consolidated financial statements from the date of acquisition, and has been accounted for as a purchase business combination in accordance with SFAS No. 141, "Business Combinations". The total purchase price of $41,422 has been allocated to the acquired assets and liabilities based on estimates of their related fair value. The Company engaged an independent business appraisal firm to estimate the fair value of the assets acquired and to advise the Company on the proper allocation of the purchase price and the useful lives to be assigned where applicable. A twenty-year amortization period has been assigned to the acquired contract rights and a five-year depreciation period was assigned to the acquired used laundry equipment. The acquisition of these assets, which are primarily in the Company's existing geographical markets, helps fulfill the Company's strategic objective of increasing laundry equipment density, thereby achieving a higher level of operational efficiencies.

The total purchase price, including costs of acquisition of $387, was allocated as follows:

Contract Rights	$28,060
Equipment	12,027
Inventory	804
Accrued Uncollected Cash	941
Furniture & Fixtures	30
Non-Compete Agreement	49
Accrued Facilities Management Rent	(489)

Total Purchase Price	$41,422

The following unaudited pro forma operating results of the Company assume the acquisition took place on January 1, 2003. Such information includes adjustments to reflect additional depreciation, amortization and interest expense, and is not necessarily indicative of what the results of operations would have been or the results of operations in future periods.

For the year ended December 31, 2003

Net revenue	$178,639
Net income	2,785
Net income per share:
Basic	$0.22
Diluted	$0.22

10. Long-term debt

Long-term debt consists of the following:

	December 31,
	2003	2004

2003 Senior Secured Credit Facility	48,694	66,982
Mortgage loan	—	3,880
Various fixed interest rate notes, (8.4%-11.51%) due through February 1, 2005	15	1
Acquisition note payable, 8% imputed interest rate (estimated fair market rate), monthly payments, due May 31, 2006	275	—

Total long-term debt	48,984	70,863
Less: current portion	2,984	5,161

	$46,000	$65,702

Credit Agreement and Revolving Credit Facility

On June 24, 2003, the Company entered into a Senior Secured Credit Facility with a group of banks. This transaction retired both the June 2000 Revolving Line of Credit and the June 2000 Senior Secured Term Loan Facility, which were due to expire in July 2004 and June 2005, respectively. On January 16, 2004, the Company and its group of banks amended the June 24, 2003 Senior Secured Credit Facility. On January 10, 2005 the Company entered into a new Senior Secured Credit Facility in connection with a business acquisition (see Note 19).

The amended Revolving Line of Credit and Term Loan Facility (the "2003 Senior Secured Credit Facility") provides for borrowings up to $105,000 with borrowings under a Revolving Line of Credit of up to $70,000 maturing December 31, 2006 and a $35,000 Senior Secured Term Loan Facility maturing December 31, 2008. The Senior Secured Term Loan Facility requires quarterly payments of $1,250 and a final payment of the remaining principal balance due at maturity. In addition to the scheduled quarterly payments on the Senior Secured Term Loan Facility, the Company is required to pay an amount equal to 50% of Excess Cash Flow, as defined, for each fiscal year if the Funded Debt Ratio (as defined) for each of the preceding four fiscal quarters is less than 1.50 to 1.00. This payment is first used to reduce the Senior Secured Term Loan Facility with any remaining amounts used to reduce the Revolving Line of Credit. No Excess Cash Flow payment was required at December 31, 2004.

Outstanding indebtedness under the 2003 Senior Secured Credit Facility bears interest, at the Company's option, at a rate equal to the prime rate, or LIBOR plus 1.75%. The Applicable LIBOR margin may be adjusted quarterly based on certain financial ratios. The average interest rate at December 31, 2003 and 2004 was 4.1% and 4.5%, respectively, including the applicable spread paid to the banks.

The 2003 Senior Secured Credit Facility is collateralized by a blanket lien on the assets of the Company and each of its subsidiaries, except for its corporate headquarters, as well as a pledge by the Company of all of the capital stock of its subsidiaries. The 2003 Senior Secured Credit Facility includes certain financial and operational covenants. The most restrictive financial ratio is a minimum level of debt service coverage. The Company was in compliance with all financial covenants at December 31, 2004.

The 2003 Senior Secured Credit Facility contains a commitment fee which is calculated as a percentage of the average daily-unused portion of the 2003 Senior Secured Credit Facility. This percentage may be adjusted quarterly based on the Funded Debt Ratio. As of December 31, 2004, the Company's commitment fee was equal to 0.375%.

As of December 31, 2004, there was $30,000 outstanding under the term loan, $36,982 outstanding under the revolving line of credit, and $21 in outstanding letters of credit. The available balance under the revolving line of credit was $32,997 at December 31, 2004.

Required payments under the 2003 Senior Secured Credit Facility are as follows:

2005	$5,000
2006	41,982
2007	5,000
2008	15,000
2009	—
Thereafter	—

$66,982

Concurrent with the June 24, 2003 refinancing and the January 16, 2004 amendment to the 2003 Senior Secured Credit Facility, the Company expensed approximately $381 and $183 in deferred financing costs, respectively.

On March 4, 2004, the Company obtained a $4,000 mortgage loan on its corporate headquarters in Cambridge, Massachusetts. The loan bears interest at a rate of LIBOR plus 1.50%, has a twenty-five year amortization, which includes quarterly payments of $40 plus interest beginning in June 2004, and has a balloon payment of $3,280 due upon its maturity on December 31, 2008. As of December 31, 2004, there was $3,880 outstanding under the mortgage loan and the interest rate was 4.98%. The loan is cross-defaulted to the 2003 Senior Secured Credit Facility.

Long-term debt also includes various notes payable totaling $290 and $1 at December 31, 2003 and 2004.

11. Derivative instruments

As required by the 2003 Senior Secured Credit Facility, the Company has entered into standard International Swaps and Derivatives Association ("ISDA") interest rate swap agreements (the "Swap Agreements") to manage the interest rate risk associated with its 2003 Senior Secured Credit Facility. The Company has also elected to enter into a swap agreement to coincide with the mortgage note payable. The Company has designated its interest rate swap agreements as cash flow hedges. The table below outlines the details of each swap agreement:

Date of Origin	Original Notional Amount	Fixed/ Amortizing	Notional Amount December 31, 2004	Expiration Date	Fixed Rate

Jun 24, 2003	$20,000	Fixed	$20,000	Jun 30, 2008	2.69%
Jun 24, 2003	$20,000	Amortizing	$15,715	Jun 30, 2008	2.34%
Feb 17, 2004	$21,600	Fixed	$21,600	Feb 17, 2007	2.58%
Mar 8, 2004	$4,000	Amortizing	$3,880	Dec 31, 2008	3.09%

In accordance with the Swap Agreements and on a quarterly basis, interest expense is calculated based on the floating 90-day LIBOR and the fixed rate. If interest expense as calculated is greater based on the 90-day LIBOR, the financial institution pays the difference to the Company; if interest expense as calculated is greater based on the fixed rate, the Company pays the difference to the financial institution. Depending on fluctuations in the LIBOR, the Company's interest rate exposure and its related impact on interest expense and net cash flow may increase or decrease. The Company is exposed to credit loss in the event of non-performance by the counter party to the swap agreement; however, nonperformance is not anticipated.

The fair value of the Swap Agreements is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counter party. At December 31, 2003 and 2004, the fair value of the Swap Agreements, net of related taxes, was an unrealized gain of $556 and $940, respectively. This amount has been included in other assets on the consolidated balance sheet.

On June 24, 2003, the Company terminated its two $20,000 interest rate swap agreements, which had been in effect since February 2000 and January 2002, respectively. The January 2002 interest rate swap agreement was due to expire in February 2004 while the February 2000 interest rate swap agreement was due to expire in February 2005. The Company paid $3,037 to terminate both the February 2000 and January 2002 swap agreements. As the timing of the forecasted future interest payments did not significantly change as a result of the new credit facility, the accumulated other comprehensive losses related to the terminated interest rate swap agreements are reclassified against current period earnings in the same period the forecasted interest payments occur. Upon termination, there was $1,419, net of taxes of $946, included in accumulated other comprehensive loss. The $88 associated with the January 2002 interest rate swap agreement was reclassified as an earnings charge through February 2004 and the $1,331 associated with the February 2000 interest rate swap agreement is being reclassified as an earnings charge through February 2005.

The changes in accumulated other comprehensive (loss) income relate entirely to the Company's interest rate swap agreements. The components of other comprehensive income are as follows:

	For the year ended December 31,
	2002	2003	2004

Unrealized gain on derivative instruments	$(877)	$1,247	$623
Reclassification adjustment	1,190	1,005	1,367

Total other comprehensive income before income taxes	313	2,252	1,990
Income tax expense	(125)	(901)	(796)

Total other comprehensive income	$188	$1,351	$1,194

12. Income taxes

The provision for state and federal income taxes consists of the following:

	Years ended December 31,
	2002	2003	2004

Current state	$121	$384	$299
Deferred state	400	454	714
Current federal	(47)	79	170
Deferred federal	2,093	2,119	2,751

Total income taxes	$2,567	$3,036	$3,934

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

	2003	2004

Deferred tax assets:
Net operating loss carryforwards	$1,044	$130
Alternative minimum tax credit carryforwards	1,418	1,404
Derivative instrument interest	599	77
Accounts receivable	182	107
Accrued bonus	—	336
Deferred compensation	215	168
Warranty Reserve	396	185
Deferred revenue	294	332
Long term lease receivable reserve	443	43
Other	110	3

	4,701	2,785

Deferred tax liabilities:
Depreciation	19,132	21,375
Amortization	1,697	2,380
Sales-type leases	1,984	1,606
Other	—	103

	22,813	25,464

Net deferred tax liabilities	$18,112	$22,679

For the years ended December 31, 2002, 2003 and 2004 the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

	2002	2003	2004

Taxes computed at federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	6.5	6.5	6.7
Other	—	2.0	2.1

Income tax provision	40.5%	42.5%	42.8%

At December 31, 2004, the Company has the following net operating loss carryforwards available to reduce certain future state taxable income:

Net operating loss carryforwards relating to certain losses incurred prior to the year ended December 31, 2001	$732
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2001	1,203
Net operating loss carryforwards relating to certain losses incurred in the year ending December 31, 2002	548

$2,483

The state net operating loss carryforwards expire 10-20 years from the year in which they were incurred, except for the Massachusetts portion. The Company believes it will be able to fully utilize the state net operating loss carryforwards prior to their expiration date and accordingly, no valuation allowance has been recorded associated with these balances. The Federal and Massachusetts net operating losses that were carried forward to 2004 were entirely utilized during 2004.

13. Repurchase of common stock

On December 2, 2002, the Board of Directors authorized a $2,000 stock repurchase program. The authorization expired on December 2, 2003. As of December 31, 2002 and 2003, 3,800 shares and 155,500 shares had been purchased at a total cost of $12 and $622, respectively. No shares were purchased during 2004.

14. Segment information

The Company operates four business units which are based on the Company's different product and service categories: Laundry Facilities Management, Laundry Equipment Sales, MicroFridge® and Reprographics. These four business units have been aggregated into two reportable segments ("Facilities Management" and "Product Sales"). The Facilities Management segment includes two business units: Laundry Facilities Management and Reprographics. The Laundry Facilities Management business unit provides coin and debit-card-operated laundry equipment to multi-unit housing facilities such as apartment buildings, colleges and universities and public housing complexes. The Reprographics business unit provides coin and debit-card-operated copiers to academic and public libraries. The Product Sales segment includes two business units: MicroFridge® and Laundry Equipment Sales. The MicroFridge® business unit sells its own patented and proprietary line of refrigerator/freezer/microwave oven combinations to a customer base which includes colleges and universities, military housing, hotel, motel and assisted living facilities. The Laundry Equipment Sales business unit operates as a distributor of, and provides service to, commercial laundry equipment in public laundromats, as well as for institutional purchasers, including hospitals, hotels and the United States military for use in their own on-premise laundry facilities.

This footnote has been reclassified to reflect changes in the Company's segment reporting.

There are no intersegment revenues.

The tables below present information about the operations of the reportable segments of Mac-Gray for the years ended December 31, 2002, 2003 and 2004. The information presented represents the key financial metrics that are utilized by the Company's senior management in assessing the performance of each of the Company's reportable segments.

	Year Ended December 31, 2002
	Facilities Management	Product Sales	Total

Revenues	$109,627	$40,741	$150,368
Gross margin	20,169	12,243	32,412
Depreciation and amortization	15,497	1,195	16,692
Capital expenditures	12,843	100	12,943
Total assets	130,248	24,228	154,476

	Year Ended December 31, 2003
	Facilities Management	Product Sales	Total

Revenues	$109,949	$39,707	$149,656
Gross margin	20,698	10,609	31,307
Depreciation and amortization	15,842	1,013	16,855
Capital expenditures	14,428	379	14,807
Total assets	126,929	24,504	151,433

	Year Ended December 31, 2004
	Facilities Management	Product Sales	Total

Revenues	$140,480	$42,214	$182,694
Gross margin	25,886	11,728	37,614
Depreciation and amortization	20,136	713	20,849
Capital expenditures	17,313	114	17,427
Total assets	165,578	25,948	191,526

The following are reconciliations to corresponding totals in the accompanying consolidated financial statements:

	2002	2003	2004

Income
Total gross margin for the reportable segments	$32,412	$31,307	$37,614
Operating expenses	(21,489)	(22,196)	(24,105)
Interest expense, net	(4,578)	(2,807)	(4,312)
Other expense, net	(4)	—	—
Gain on sale of lease receivables	—	836	—

Income before provision for income taxes and effect of change in accounting principle	$6,341	$7,140	$9,197

	2002	2003	2004

Depreciation and amortization
Total for reportable segments	$16,692	$16,855	$20,849
Corporate	1,006	968	945

Total depreciation and amortization	$17,698	$17,823	$21,794

	2002	2003	2004

Capital expenditures
Total for reportable segments	$12,943	$14,807	$17,427
Corporate	391	565	399

Total capital expenditures	$13,334	$15,372	$17,826

	2002	2003	2004

Assets
Total for reportable segments	$154,476	$151,433	$191,526
Corporate	6,836	7,964	8,019
Deferred income taxes	1,067	2,608	2,785

Total assets	$162,379	$162,005	$202,330

15. Commitments and contingencies

Leases.    The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

	Capital Leases	Operating Leases

Year ended December 31,
2005	$1,021	$761
2006	922	423
2007	506	119
2008	152	13
2009 and thereafter	—	—

	2,601	$1,316

Less: amount representing interest (LIBOR of 2.18% at December 31, 2004)	136

	2,465
Present value future minimum lease payments less amounts due within one year	942

Amounts due after one year	$1,523

Rent expense incurred by the Company under non-cancelable operating leases totaled $1,278, $1,187, and $1,409 for the years ended December 31, 2002, 2003 and 2004, respectively.

Guaranteed Facilities Management Rent Payments.    The Company operates card and coin operated facilities management laundry rooms under various lease agreements in which the Company is required to make minimum guaranteed rent payments to the respective lessors. The following is a schedule by years of future minimum guaranteed rent payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 2004:

2005	$6,920
2006	6,119
2007	5,190
2008	3,994
2009	2,956
Thereafter	4,206

$29,385

Litigation.    The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

16. Employee benefit and stock plans

Retirement Plans.    The Company maintains a qualified profit-sharing/401(k) plan (the "Plan") covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $620, $606 and $644, for the years ended December 31, 2002, 2003 and 2004, respectively.

Stock Option and Incentive Plans.    On April 7, 1997, the Board of Directors adopted, and the Company's stockholders approved, the 1997 Stock Option and Incentive Plan for the Company (the "1997 Stock Plan"). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights. The 1997 Stock Plan requires the maximum term of options to be ten years.

Employee options generally vest such that thirty-three percent (33%) of the options will become exercisable on each of the first through third anniversaries of the date of grant of the options; however, the Administrator of the 1997 Stock Plan may determine, at its discretion, the vesting schedule for any option award. In the event of termination of the optionees' relationship with the Company, vested options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic annual grant to each of the independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors are exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices are the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards.

The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the outstanding shares of common stock. At December 31, 2004, approximately 1,266,357 shares of common stock were reserved for issuance under the 1997 Stock Plan, of which 914,367 shares were subject to outstanding options, 222,999 shares were issued pursuant to the exercise of option agreements and 128,991 remained available for issuance.

The following is a summary of stock option plan activity:

	2002		2003		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	779,600	$4.09	1,012,080	$3.85	1,055,400	$4.01
Granted	276,600	$3.26	131,000	$4.95	72,000	$6.43
Exercised	—	—	(27,600)	$3.49	(172,833)	$3.61
Forfeited	(44,120)	$4.31	(60,080)	$3.65	(40,200)	$4.95

Outstanding, end of year	1,012,080	$3.85	1,055,400	$4.01	914,367	$4.24

Exercisable, end of year	273,100	$4.74	574,302	$4.13	719,035	$4.18

	Options Outstanding			Options Exercisable
	Number Outstanding at 12/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price

$3.00—$3.85	682,767	6.79	$3.55	595,634	$3.59
$3.86—$6.54	174,600	9.05	$5.45	66,401	$5.50
$7.94—$8.50	54,000	4.18	$8.49	54,000	$8.49
$11.00—$15.13	3,000	3.22	$13.75	3,000	$13.75

	914,367	7.06	$4.24	719,035	$4.18

Mac-Gray Corporation 2001 Employee Stock Purchase Plan.    The Company established the Mac-Gray Corporation 2001 Employee Stock Purchase Plan (the "ESPP") in May of 2001. Under the terms of the ESPP, eligible employees may have between 1% and 15% of eligible compensation deducted from their pay to purchase common stock. The per share purchase price is 85% of the fair market value of the stock on, the lower of, the first day or the last day of each six month interval. Up to 200,000 shares may be offered pursuant to the ESPP. The plan includes certain restrictions, such as the holding period of the stock by employees. The number of shares of common stock purchased through the ESPP was 24,079 and 23,855 for the years ended December 31, 2003 and 2004, respectively. There have been 73,713 shares purchased since the inception of the plan. At December 31, 2003 and 2004 the Company had accumulated employee withholdings associated with this plan of $42 and $79 for acquisition of stock in 2004 and 2005, respectively.

17. Earnings per share

	For the Year Ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net income—basic	$2,868	12,661	$0.23

Effect of dilutive securities:
Stock options		3

Net income—diluted	$2,868	12,664	$0.23

	For the Year Ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net income—basic	$4,104	12,635	$0.32

Effect of dilutive securities:
Stock options		106

Net income—diluted	$4,104	12,741	$0.32

	For the Year Ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net income—basic	$5,263	12,702	$0.41

Effect of dilutive securities:
Stock options		326

Net income—diluted	$5,263	13,028	$0.40

There were 974, 57, and 57 shares under option plans that were excluded from the computation of diluted earnings per share at December 31, 2002, 2003 and 2004, respectively, due to their anti-dilutive effects.

18. Summary of quarterly financial information (unaudited)

	Year Ended December 31, 2003					Year Ended December 31, 2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total

Revenue	$35,974	$36,028	$37,296	$40,358	$149,656	$43,560	$45,211	$44,247	$49,676	$182,694
Cost of revenue	28,382	29,157	29,732	31,078	118,349	34,448	36,069	35,527	39,036	145,080

Gross margin	7,592	6,871	7,564	9,280	31,307	9,112	9,142	8,720	10,640	37,614
Operating expenses	5,264	5,704	5,446	5,782	22,196	4,819	6,544	6,354	6,388	24,105

Income from operations	2,328	1,167	2,118	3,498	9,111	4,293	2,598	2,366	4,252	13,509
Gain on sale of lease receivables	—	—	836	—	836	—	—	—	—	—
Interest and other expense, net	(773)	(516)	(807)	(711)	(2,807)	(1,067)	(1,056)	(1,060)	(1,129)	(4,312)

Income before provision for income taxes and effect of change in accounting principle	1,555	651	2,147	2,787	7,140	3,226	1,542	1,306	3,123	9,197
Provision for income taxes	649	278	920	1,189	3,036	1,387	665	554	1,328	3,934

Net income	$906	$373	$1,227	$1,598	$4,104	$1,839	$877	$752	$1,795	$5,263

Net income per common share—basic	$0.07	$0.03	$0.10	$0.13	$0.32	$0.15	$0.07	$0.06	$0.14	$0.41

Net income per common share—diluted	$0.07	$0.03	$0.10	$0.12	$0.32	$0.14	$0.07	$0.06	$0.14	$0.40

Weighted average common shares outstanding—basic	12,681	12,672	12,624	12,565	12,635	12,607	12,673	12,747	12,781	12,702

Weighted average common shares outstanding—diluted	12,684	12,691	12,772	12,817	12,741	13,017	13,069	13,114	13,197	13,028

19. Subsequent Events

On January 10, 2005, the Company acquired the laundry facilities management assets of Web Service Company, Inc. in 13 western and southern states for approximately $112 million. The assets acquired primarily consisted of approximately $74,000 of laundry facilities management contract rights and approximately $24,000 of laundry equipment in use. The allocation of the purchase price, to comply with the provisions of FAS 141, "Business Combinations", is an estimate pending the finalization of a valuation by an independent third party appraisal firm. Commencing on January 10, 2005, the Company began to operate the acquired assets from the same facilities Web operated from. The Web facilities have been leased by the Company on a month-to-month basis while an evaluation of total facilities requirements is performed. The Company has conducted several employee training sessions to expedite the operations, sales and marketing integration processes and has begun to install the necessary systems and networks to ensure a smooth transition. While the Company continues to work towards total integration, Web provides some administrative services for a monthly fee. The Company expects to be fully integrated within six months. The acquisition of these assets addresses the Company's growth objectives by penetrating new geographic markets. In addition, it expands the Company's leading position in the academic marketplace and creates other opportunities for economies of scale.

Concurrent with the Web acquisition, on January 10, 2005, the Company entered into a new Senior Secured Credit Facility ("2005 Credit Facility") in connection with the January 2005 acquisition of assets from Web. The 2005 Credit Facility provides for borrowings up to $200,000, consisting of a $120,000 Revolving Line of Credit ("2005 Revolver") and an $80,000 Senior Secured Term Loan Facility ("2005 Term Loan"). Both portions of the 2005 Credit Facility mature on January 10, 2010. The 2005 Credit Facility is collateralized by a blanket lien on the assets of the Company and each of its subsidiaries, except for its corporate headquarters, as well as a pledge by the Company of all the capital stock of its subsidiaries. The 2005 Term Loan requires quarterly payments of $2,000 during 2005, $3,000 during 2006, $4,000 during 2007, $5,000 during 2008, and $6,000 for the first three quarters of 2009 and a final payment of $6,000 on January 10, 2010. In addition to the scheduled quarterly payments, the Company is required to pay an amount equal to 50% of Excess Cash Flow, as defined, for each fiscal year, commencing with the fiscal year ended December 31, 2005, if the Funded Debt Ratio (as defined) is greater than or equal to 1.50 to 1. This payment is first used to reduce the 2005 Term Loan with any remaining amounts used to reduce the revolving line of credit.

Outstanding indebtedness under the 2005 Credit Facility bears interest, at the Company's option, at a rate equal to the prime rate plus 1.25%, or LIBOR plus 2.25%. The Applicable prime rate and LIBOR margin may be adjusted quarterly based on certain financial ratios.

The 2005 Credit Facility contains a commitment fee which is calculated as a percentage of the average daily-unused portion of the 2005 Credit Facility. This percentage, currently 0.0375%, may be adjusted quarterly based on the Funded Debt Ratio.

The 2005 Credit Facility includes certain financial and operational covenants, including restrictions on paying dividends and other distributions, making certain acquisitions and incurring indebtedness, and requires that the Company maintain certain financial ratios. The most important of these financial ratios are for the Company to maintain a leverage ratio of less than or equal to 3.75:1.00 and a coverage ratio of greater than or equal to 1.00:1.00. All covenants are measured quarterly.

  Future payments:

        As of January 10, 2005, the scheduled future principal payments on the 2005 Secured Credit Facility are as follows:

2005	$8,000
2006	12,000
2007	16,000
2008	20,000
2009	18,000
2010	99,367

$173,367

Mac-Gray Corporation

Schedule II

Valuation and Qualifying Accounts

Years ended December 31, 2002, 2003, and 2004

	Balance Beginning of Year	Charged to Cost and Expenses	Deductions	Balance at End of Year

Year Ended December 31, 2002:
Allowance for doubtful accounts and lease reserves	$1,017	$703	$(870)	$850
Year Ended December 31, 2003:
Allowance for doubtful accounts and lease reserves	$850	$322	$(237)	$935
Year Ended December 31, 2004:
Allowance for doubtful accounts and lease reserves	$935	$234	$(787)	$382

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  Exhibit 99.3
Index to financial statements
Report of independent registered public accounting firm
Mac-Gray Corporation consolidated balance sheets
Mac-Gray Corporation consolidated income statements
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Mac-Gray Corporation Consolidated statements of cash flows
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Mac-Gray Corporation Notes to consolidated financial statements (in thousands, except per share data)
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS